Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Reports Fourth Quarter 2012 Financial Results

Houston, TX—(BUSINESS WIRE)—March 20, 2013—Ignite Restaurant Group (NASDAQ: IRG) today reported financial results for the fourth quarter and full year ended December 31, 2012.

Highlights for the fourth quarter of 2012 compared to the fourth quarter of 2011 were as follows:

•                  Total revenues rose 11.1% to $112.6 million compared to $101.4 million

•                  Comparable restaurant sales increased 0.8%, excluding a 0.1% impact due to Hurricane Sandy, marking the Company’s 18th consecutive quarter of positive comparable restaurant sales growth

•                  Net loss and net loss per share were ($7.6) million and ($0.30), respectively

•                  Adjusted net loss (which is a non-GAAP financial measure) increased $584k to ($3.9) million and adjusted net loss per share was ($0.15) per share

•                  One new Joe’s Crab Shack restaurant opened during the fourth quarter of 2012

Highlights for the full fiscal year 2012 compared to the full fiscal year 2011 were as follows:

•                  Total revenues rose 14.8% to $465.1 million compared to $405.2 million

•                  Comparable restaurant sales increased 2.2%

•                  Net income decreased $3.4 million to $8.7 million, or $0.37 per share

•                  Adjusted net income (which is a non-GAAP financial measure) increased $6.1 million to $14.7 million and adjusted pro forma net income per share was $0.57 per share

•                  A total of 11 new restaurants opened during 2012

“Our ongoing focus on menu innovation, brand awareness and providing a unique and authentic dining experience for our guests drove our top line during the quarter,” commented Ray Blanchette, Chief Executive Officer of Ignite Restaurant Group.  “As a result, we achieved our 18th consecutive quarter of positive comparable sales, despite a challenging consumer environment.”

“Looking ahead, we believe the future of Ignite has never looked brighter,” added Blanchette. “Our brands remain distinct and differentiated.  We have a strong development pipeline and we continue to be pleased with the performance of our new units. Furthermore, our pending acquisition of Macaroni Grill will transform Ignite into a company with almost one billion dollars in revenues with the opportunity to elevate the business, achieve meaningful synergies and drive significant growth over time.  We continue to be very excited about our brands, the growth in front of our Company, and the ongoing prospect to create value for our shareholders.”

Review of Fourth Quarter 2012 Operating Results

Total revenues increased $11.2 million, or 11.1%, to $112.6 million in the fourth quarter of 2012 from $101.4 million in the same quarter last year. Non-comparable restaurants contributed $10.5 million of the total revenue increase, while comparable restaurants contributed $0.7 million of the total revenue increase.

Comparable restaurant sales increased 0.8% during the fourth quarter of 2012, excluding a 0.1% impact due to Hurricane Sandy.

Net loss for the fourth quarter of 2012 was ($7.6) million, or ($0.30) per diluted share compared to ($1.0) million, or ($0.05) per diluted share in the fourth quarter of 2011.  The Company incurred approximately $6.1 million of charges in the fourth quarter of 2012 related primarily to its debt refinancing, restatement related costs, a restaurant closure and losses associated with damage caused by Hurricane Sandy. In the fourth quarter of 2011, the Company realized a benefit of approximately $2.3 million related primarily to the reversal of a deferred tax valuation allowance and an insurance gain, partially offset by transaction expenses and asset write-offs.  Excluding the impact of these items, adjusted net loss (which is a non-GAAP financial measure) was ($3.9) million in the fourth quarter of 2012 compared to ($3.3) million in the fourth quarter of 2011. A reconciliation between GAAP net income (loss) and adjusted net income (loss) is included in the accompanying financial data.

Development

During the fourth quarter of 2012, the Company opened one new Joe’s Crab Shack restaurant in Hunt Valley, MD. 11 new Joe’s Crab Shack restaurants opened during fiscal 2012, one Joe’s Crab Shack closed for a conversion to a Brick House Tavern + Tap in 2013, and one Brick House Tavern + Tap closed for a conversion to a Joe’s Crab Shack in 2013. There were 129 Joe’s Crab Shack restaurants and 15 Brick House Tavern + Tap restaurants at the end of the fourth quarter.

In 2013, the Company plans to open as many as 14 new restaurants and to convert as many as four existing restaurants.  Two Joe’s Crab Shack restaurants have opened to-date during the first quarter of 2013.

Subsequent Event

On February 6, 2013 the Company announced that it agreed to acquire Romano’s Macaroni Grill for approximately $55.0 million in an all-cash transaction from private equity firm Golden Gate Capital, management and investors. The acquisition will be funded through a $50 million upsizing of the Company’s existing credit facility. The Company plans to close the acquisition in the second quarter of 2013 and expects the transaction to be accretive to earnings in 2014. Romano’s Macaroni Grill, which opened its first restaurant in 1988, currently owns and operates 186 units and franchises five units across 36 states.  Additionally, the brand franchises an additional 19 units throughout nine U.S. territories and foreign countries.

Conference Call

We will host a conference call to discuss our fourth quarter and full year 2012 financial results today at 5:00 PM Eastern Standard Time.  Hosting the call will be Ray Blanchette, Chief Executive Officer, and Michael Dixon, President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-300-2342 or for international callers by dialing 719-325-4787. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4058124. The replay will be available until March 27, 2013. The call will also be webcast live from the Company’s website at www.igniterestaurants.com under the investor relations section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates 131 Joe’s Crab Shacks and 15 Brick House Tavern + Taps. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. Joe’s Crab Shack and Brick House Tavern + Tap operate in a diverse set of markets across the United States.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Examples of forward-looking statements in this press release include our planned new restaurant openings for fiscal 2013, the earnings accretion in 2014 resulting from the Romano’s Macaroni Grill transaction, and the opportunities to elevate the business, achieve synergies, and drive growth over time through the Romano’s Macaroni Grill transaction.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year-ended December 31, 2012 filed with the Securities and Exchange Commission (SEC) (which can both be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

	Sixteen Weeks Ended December 31, 2012		Sixteen Weeks Ended January 2, 2012		Fifty-Two Weeks Ended December 31, 2012		Fifty-Two Weeks Ended January 2, 2012
Consolidated Statements of Operations	Amount	Percent of Revenue	Amount	Percent of Revenue	Amount	Percent of Revenue	Amount	Percent of Revenue
	(In thousands, except percent and per share data)
Revenues	$112,603	100.0%	$101,391	100.0%	$465,056	100.0%	$405,243	100.0%
Costs and expenses
Restaurant operating costs
Cost of sales	35,001	31.1%	32,041	31.6%	145,451	31.3%	127,607	31.5%
Labor and benefits	33,903	30.1%	29,950	29.5%	127,331	27.4%	111,721	27.6%
Occupancy expenses	10,401	9.2%	9,168	9.0%	33,846	7.3%	30,708	7.6%
Other operating expenses	21,000	18.6%	18,920	18.7%	81,219	17.5%	72,296	17.8%
General and administrative	10,084	9.0%	7,159	7.1%	31,725	6.8%	23,556	5.8%
Depreciation and amortization	6,019	5.3%	5,274	5.2%	18,572	4.0%	16,011	4.0%
Pre-opening costs	362	0.3%	1,407	1.4%	3,871	0.8%	4,855	1.2%
Restaurant impairments and closures	(18)	(0.0)%	281	0.3%	115	0.0%	333	0.1%
Loss on disposal of property and equipment	1,856	1.6%	941	0.9%	2,296	0.5%	1,295	0.3%
Total costs and expenses	118,608	105.3%	105,141	103.7%	444,426	95.6%	388,382	95.8%
Income (loss) from operations	(6,005)	(5.3)%	(3,750)	(3.7)%	20,630	4.4%	16,861	4.2%
Interest expense, net	(3,372)	(3.0)%	(2,731)	(2.7)%	(9,366)	(2.0)%	(9,215)	(2.3)%
Gain (loss) on insurance settlements	(1,016)	(0.9)%	1,125	1.1%	(799)	(0.2)%	1,126	0.3%
Income (loss) before income taxes	(10,393)	(9.2)%	(5,356)	(5.3)%	10,465	2.3%	8,772	2.2%
Income tax expense (benefit)	(2,811)	(2.5)%	(4,349)	(4.3)%	1,751	0.4%	(3,291)	(0.8)%
Net income (loss)	$(7,582)	(6.7)%	$(1,007)	(1.0)%	$8,714	1.9%	$12,063	3.0%

Basic and diluted net income (loss) per share data:
Net income (loss) per share
Basic and diluted	$(0.30)		$(0.05)		$0.37		$0.63
Weighted average shares outstanding
Basic	25,624		19,178		23,328		19,178
Diluted	25,624		19,178		23,329		19,178

Selected Consolidated Balance Sheet Information	December 31, 2012	January 2, 2012
	(In thousands)
Cash and cash equivalents	$6,929	$3,725
Total assets	201,438	177,835
Long term debt (1)	45,000	114,750
Total liabilities	95,221	162,036
Stockholders' equity (1)	106,217	15,799

(1) Change from fiscal 2011 to fiscal 2012 reflects the impacts of the initial public offering in May 2012

	Sixteen Weeks Ended		Fifty-Two Weeks Ended
	December 31, 2012	January 2, 2012	December 31, 2012	January 2, 2012

Selected Other Data:
Restaurants opened during the period	1	2	11	11
Number of restaurants open (end of period):
Joe’s Crab Shack	129	119	129	119
Brick House Tavern + Tap	15	16	15	16
Total restaurants	144	135	144	135
Average weekly sales (in thousands)	$49	$47	$63	$59
Restaurant operating weeks	2,319	2,162	7,367	6,871
Comparable Restaurant Data:
Comparable restaurant base (end of period)	123	114	123	114
Average unit volume (in thousands)	$717	$700	$3,050	$2,970
Comparable restaurant sales percentage change	0.8%	7.3%	2.2%	6.9%
Average check (Joe’s only)	$23.78	$23.18	$23.80	$23.07

Reconciliation of Non-GAAP Results to GAAP Results

The Company provided detailed explanations of these non-GAAP financial measures, including a discussion of the usefulness and purposes of each measure, in its Form 8-K filed with the Securities and Exchange Commission on March 20, 2013.

	Sixteen Weeks Ended		Fifty-Two Weeks Ended
	December 31, 2012	January 2, 2012	December 31, 2012	January 2, 2012
	(In thousands, except per share data)
Net income (loss) - GAAP	$(7,582)	$(1,007)	$8,714	$12,063
Adjustments:
IPO-related expenses	—	—	1,864	—
Write-off of debt issuance costs	2,227	—	3,281	1,378
Non-cash loss on disposal of fixed assets related to conversion, remodels and closures	1,549	628	1,549	628
Loss (gain) on insurance settlements	1,016	(1,124)	799	(1,126)
Restatement expenses	825	—	1,873	—
Hedge termination	—	—	—	427
Other expenses	448	319	448	579
Income tax effect of adjustments above	(2,381)	70	(3,853)	(698)
Release of deferred tax asset valuation allowance	—	(2,200)	—	(4,659)
Adjusted net income (loss) - non-GAAP	$(3,898)	$(3,314)	$14,675	$8,592

Weighted average shares outstanding (GAAP)
Basic	25,624	19,178	23,328	19,178
Diluted	25,624	19,178	23,329	19,178
Net income (loss) per share (GAAP)
Basic and diluted	$(0.30)	$(0.05)	$0.37	$0.63
Pro forma weighted average shares outstanding (non-GAAP)
Basic and diluted (1)		25,624	25,624	25,624
Adjusted pro forma net income (loss) per share (non-GAAP)
Basic and diluted(1)		$(0.13)	$0.57	$0.34
Adjusted net loss per share (non-GAAP)
Basic and diluted	$(0.15)

(1) Reflects 6.4 million shares of common stock issued in the IPO as if it occurred at the beginning of fiscal year 2011. Not presented for the fourth  quarter of fiscal 2012 since these shares were oustanding for the entire period.